As filed with the Securities and Exchange Commission on June 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAIT FINANCIAL TRUST

(Exact name of registrant as specified in its charter)

MARYLAND	23-2919819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Logan Square, 100 N. 18th St., 23rd Floor Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

RAIT FINANCIAL TRUST 2017 INCENTIVE AWARD PLAN

(Full title of the plan)

Paul W. Kopsky, Jr.

Chief Financial Officer and Treasurer

RAIT Financial Trust

Two Logan Square, 100 N. 18th St., 23rd Floor

Philadelphia, PA 19103

(Name and address of agent for service)

(215) 207-2100

(Telephone number, including area code, of agent for service)

Copies to:

Mark Rosenstein, Esq. Ledgewood, a professional corporation Two Commerce Square, 2001 Market St., Suite 3400 Philadelphia, PA 19103 (215) 731-9450	John J. Reyle General Counsel RAIT Financial Trust Two Logan Square, 100 N. 18th St., 23rd Floor Philadelphia, PA 19103 (215) 207-2100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Shares	3,500,000	$1.93	$6,755,000	$783

(1)	This Registration Statement also registers an indeterminate number of additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416 under the Securities Act of 1933 (the “Securities Act”).
(2)	Estimated solely for the purposes of calculating the registration fee, computed pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sales prices of a common share of the registrant, as reported on the New York Stock Exchange on June 23, 2017.

EXPLANATORY NOTE

RAIT Financial Trust, a Maryland real estate investment trust, or RAIT, previously filed a Registration Statement on Form S-8 (Registration No. 333-67452), or the 2001 registration statement, with the Securities and Exchange Commission, or the SEC, on August 14, 2001, for the purpose of registering the registrant’s common shares of beneficial interest, or common shares, issuable upon the exercise of options granted pursuant to the registrant’s Amended and Restated RAIT Investment Trust 1997 Stock Option Plan, or the plan. At the time of the filing of the 2001 registration statement, 800,000 common shares were authorized for issuance under the plan.

On July 16, 2002, the shareholders of registrant voted to approve increasing the size of the plan by 800,000 common shares. On October 25, 2002, the registrant filed a Registration Statement on Form S-8 (Registration No. 333-100766), or the 2002 registration statement, registering these 800,000 common shares.

On May 18, 2005, the shareholders of registrant voted to amend and restate the plan, including renaming the plan the “RAIT Investment Trust 2005 Equity Compensation Plan” and increasing the total number of common shares authorized for issuance under the plan by 900,000 common shares, to 2,500,000 common shares. On June 3, 2005, the registrant filed a Registration Statement on Form S-8 (Registration No. 333-125480), or the 2005 registration statement, registering these 900,000 common shares.

On May 20, 2008, the shareholders of registrant voted to amend and restate the plan, including renaming the plan the “RAIT Financial Trust 2008 Incentive Award Plan” and increasing the total number of common shares authorized for issuance under the plan by 2,000,000 common shares, to 4,500,000 common shares. On June 13, 2008, the registrant filed a Registration Statement on Form S-8 (Registration No. 333-151627), or the 2008 registration statement, registering these 2,000,000 common shares.

On May 17, 2011, the board of trustees of RAIT approved a 1-for-3 reverse stock split of the common shares. On June 29, 2011, RAIT filed articles of amendment to its declaration of trust with the State Department of Assessments and Taxation of Maryland in order to effect the reverse stock split at 4:10 PM Eastern time on June 30, 2011, or the effective time. At the effective time, every three common shares issued or issuable under the plan were automatically combined into one issued and outstanding new common share. As a result of the reverse stock split, the total number of common shares authorized for issuance under the plan was reduced from 4,500,000 common shares, to 1,500,000 common shares.

On May 22, 2012, the shareholders of registrant voted to amend and restate the plan, including renaming the plan the “RAIT Financial Trust 2012 Incentive Award Plan” and increasing the total number of common shares authorized for issuance under the plan by 2,500,000 common shares, to 4,000,000 common shares. On June 13, 2012, the registrant filed a Registration Statement on Form S-8 (Registration No. 333-182094), or the 2012 registration statement, registering these 2,500,000.

On June 22, 2017, the shareholders of registrant voted to amend and restate the plan, including renaming the plan the “RAIT Financial Trust 2017 Incentive Award Plan” and increasing the total number of common shares authorized for issuance under the plan by 3,500,000 common shares to 7,500,000 common shares.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the 2001 registration statement, 2002 registration statement, 2005 registration statement, 2008 registration statement, and the 2012 registration statement, except as otherwise set forth herein. This registration statement brings the total number of authorized and registered shares under the plan to 7,500,000.

Unless otherwise noted or unless the context otherwise requires, all references in this Registration Statement to “we,” “us,” “our,” “our company,” “RAIT” or similar references means RAIT Financial Trust and its subsidiaries.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

We file this Registration Statement on Form S-8 for the purpose of registering an additional 3,500,000 of common shares issuable as compensation granted pursuant to the RAIT Financial Trust 2017 Incentive Award Plan. In accordance with General Instruction E to Form S-8, we incorporate by reference the contents of the prior Forms S-8 except as otherwise set forth herein.

Certain information about us is “incorporated by reference” to reports and exhibits we file with the Securities and Exchange Commission, or the SEC, that are not included in this Registration Statement. We disclose important information to you by referring you to these documents. Any statement contained in a document incorporated or deemed to be incorporated by reference into this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or any other subsequently filed document that is deemed to be incorporated by reference into this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. We incorporate by reference the documents listed below that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2016 filed on March 13, 2017, as amended on May 1, 2017.

•	Definitive Proxy Statement on Schedule 14A filed on May 15, 2017, together with the revised definitive proxy materials filed on June 2, 2017.

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed on May 5, 2017.

•	Current Reports on Form 8-K filed on March 31, 2017, April 20, 2017, April 21, 2017, April 26, 2017, May 26, 2017 and June 12, 2017

•	The description of our common shares of beneficial interest, or common shares, contained in our Registration Statement on Form 8-A/A dated January 23, 2002.

All documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Nothing in this Registration Statement shall be deemed to incorporate information furnished to but not filed with the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit to Form 8-K).

ITEM 4.	DESCRIPTION OF SECURITIES.

Not required to be filed with this Registration Statement.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our declaration of trust limits the liability of our trustees and officers for money damages to the fullest extent permitted by Maryland law. Our declaration of trust, consistent with Maryland law, permits limiting the liability of trustees and officers except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services, or

•	active and deliberate dishonesty by the trustee or officer established by a final judgment as being material to the cause of action adjudicated.

Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, trustees or officers, or any individual who, while a trustee, serves or has served, at our request, as a trustee, director, officer, partner or otherwise at another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise. The indemnification covers any claim or liability to which such person may become subject, or which such person may incur, by reason of his service in such capacity.

Maryland law permits a Maryland REIT to indemnify, and advance expenses to, its trustees, officers, employees and agents to the same extent Maryland law permits corporations to indemnify, and reimburse the expenses of, their directors, officers, employees and agents. Maryland law permits a corporation to indemnify its present and former directors and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding, and

•	was committed in bad faith, or

•	was the result of active and deliberate dishonesty, or

•	the director actually received an improper personal benefit in money, property, or services, or

•	in a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a derivative action. Our bylaws require us, as a condition to advancing expenses, to obtain a written undertaking from the indemnified person to repay the amounts advanced if it is determined that such person is not entitled to indemnification.

We have indemnification agreements with each of our executive officers and trustees. The indemnification agreements require us to indemnify our executive officers and trustees to the fullest extent permitted by law and to advance all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the agreements, we must also indemnify and advance all expenses incurred by executive officers and trustees seeking to enforce their rights under the indemnification agreements and may cover executive officers and trustees under any trustees’ and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by the declaration of trust, bylaws and Maryland law, it provides greater assurance to trustees and executive officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of trustees or the shareholders to eliminate the rights it provides.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

The Exhibits furnished as part of this Registration Statement on Form S-8 are identified in the Exhibit Index immediately following the signature pages of this Registration Statement. Such Exhibit Index is incorporated herein by reference.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the forgoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on June 26, 2017.

RAIT FINANCIAL TRUST

By:	/S/ Paul W. Kopsky, Jr.
Paul W. Kopsky, Jr. Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity With RAIT Financial Trust	Date

/S/ Scott L.N. Davidson*	Chief Executive Officer, President and Trustee (Principal Executive Officer)	June 26, 2017
Scott L.N. Davidson

/S/ Paul W. Kopsky, Jr.*	Chief Financial Officer and Treasurer (Principal Financial Officer)	June 26, 2017
Paul W. Kopsky, Jr.

/S/ Alfred J. Dilmore.*	Chief Accounting Officer (Principal Accounting Officer)	June 26, 2017
Alfred J. Dilmore

/S/ Michael J. Malter*	Trustee and Chairman of the Board	June 26, 2017
Michael J. Malter

/S/ Andrew Batinovich*	Trustee	June 26, 2017
Andrew Batinovich

/S/ Frank A. Farnesi*	Trustee	June 26, 2017
Frank A. Farnesi

/S/ S. Kristin Kim*	Trustee	June 26, 2017
S. Kristin Kim

/S/ Jon C. Sarkisian*	Trustee	June 26, 2017
Jon C. Sarkisian

/S/ Andrew M. Silberstein*	Trustee	June 26, 2017
Andrew M. Silberstein

/S/ Murray Stempel, III*	Trustee	June 26, 2017
Murray Stempel, III

/S/ Thomas D. Wren*	Trustee	June 26, 2017
Thomas D. Wren

*By:	Paul W. Kopsky, Jr., Attorney-in-fact

/S/ Paul W. Kopsky, Jr.

EXHIBIT INDEX

Exhibit Number	Description of Documents
4.1.1	Form of Certificate for Common Shares of Beneficial Interest. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on July 1, 2011 (File No. 1-14760).

4.1.2	Form of Certificate for the Series A Preferred Shares. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on March 22, 2004 (File No. 1-14760).

4.1.3	Form of Certificate for the Series B Preferred Shares. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on October 1, 2004 (File No. 1-14760).

4.1.4	Form of Certificate for the Series C Preferred Shares. Incorporated by reference to RAIT’s Form 8-A as filed with the SEC on June 29, 2007 (File No. 1-14760).

4.1.5	Form of Certificate for the Series D Preferred Shares. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on October 23, 2012 (File No. 1-14760).

4.1.6	Form of Certificate for the Series E Preferred Shares. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on October 23, 2012 (File No. 1-14760).

4.2.1	Base Indenture dated as of December 10, 2013 between RAIT, as issuer, and Wells Fargo Bank, National Association., as trustee. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 13, 2013 (File No. 1-14760).

4.2.2	Supplemental Indenture dated as of December 10, 2013 between RAIT, as issuer, and Wells Fargo Bank, National Association., as trustee. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 13, 2013 (File No. 1-14760).

4.2.3	Form of RAIT 4.00% Convertible Senior Note due 2033 (included in Exhibit 4.2.2). Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 13, 2013 (File No. 1-14760).

4.3.1	Base Indenture dated as of March 21, 2011 between RAIT, as issuer, and Wells Fargo Bank, National Association., as trustee. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on March 22, 2011 (File No. 1-14760).

4.3.2	Supplemental Indenture dated as of March 21, 2011 between RAIT, as issuer, and Wells Fargo Bank, National Association., as trustee. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on March 22, 2011 (File No. 1-14760).

4.4	Indenture dated as of October 5, 2011 between RAIT and Wilmington Trust, National Association, as trustee. Incorporated by reference to RAIT’s Form 10-Q for the quarterly period ended September 30, 2011 (File No. 1-14760).

4.5.1	Registration Rights Agreement dated as of October 1, 2012 by and among RAIT and ARS VI Investor I, LLC (“ARS VI”). Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on October 4, 2012 (File No. 1-14760).

4.5.2	Amendment No. 1 to Registration Rights Agreement dated as of April 25, 2014 by and among RAIT and ARS VI. Incorporated by reference to RAIT’s Registration Statement on Form S-3 (Registration No. 333-195547).

4.5.3	Common Share Purchase Warrant No.1 dated October 17, 2012 issued by RAIT to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on October 23, 2012 (File No. 1-14760).

4.5.4	Common Share Appreciation Right No.1 dated October 17, 2012 issued by RAIT to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on October 23, 2012 (File No. 1-14760).

4.5.5	Common Share Purchase Warrant No. 2 dated November 15, 2012 issued by RAIT to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on November 21, 2012 (File No.1-14760).

4.5.6	Common Share Appreciation Right No. 2 dated November 15, 2012 issued by RAIT to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on November 21, 2012 (File No.1-14760).

4.5.7	Common Share Purchase Warrant No. 3 dated December 18, 2012 issued by RAIT to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 18, 2012 (File No.1-14760).

4.5.8	Common Share Appreciation Right No. 3 dated December 18, 2012 issued by RAIT to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 18, 2012 (File No.1-14760).

4.5.9	Common Share Purchase Warrant No. 4 dated March 27, 2014 issued by RAIT Financial Trust to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on March 27, 2014 (File No. 1-14760).

4.5.10	Common Share Appreciation Right No. 4 dated March 27, 2014 issued by RAIT Financial Trust to ARS VI. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on March 27, 2014 (File No. 1-14760).

4.6.1	Base Indenture dated as of December 10, 2013 between RAIT, as issuer, and Wells Fargo Bank, National Association., as trustee. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 13, 2013 (File No. 1-14760).

4.6.2	Supplemental Indenture dated as of December 10, 2013 between RAIT, as issuer, and Wells Fargo Bank, National Association., as trustee. Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 13, 2013 (File No. 1-14760).

4.6.3	Form of RAIT 4.00% Convertible Senior Note due 2033 (included in Exhibit 4.6.2). Incorporated by reference to RAIT’s Form 8-K as filed with the SEC on December 13, 2013 (File No. 1-14760).

4.6.4	Second Supplemental Indenture, dated as of April 14, 2014, between RAIT Financial Trust, as issuer, and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to RAIT’s Form 8-A as filed with the SEC on April 14, 2014. (File No. 1-14760).

4.6.5	Form of 7.625% Senior Notes due 2024 (included as Exhibit A to Exhibit 4.6.4 hereto).

4.6.6	Third Supplemental Indenture, dated as of August 14, 2014, between RAIT, as Issuer, and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to RAIT’s Form 8-A as filed with the SEC on August 14, 2014.

4.6.7	Form of 7.125% Senior Notes due 2019 (included as Exhibit A to Exhibit 4.6.6 hereto).

Certain Instruments defining the rights of holders of long-term debt securities of RAIT and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii) of Regulation S-K. The Registrant hereby undertakes to furnish to the SEC, upon request, copies of any such instruments.

4.7.1	Form of Indenture for Senior Debt Securities (open ended). Incorporated by reference to RAIT’s Registration Statement on Form S-3 as filed with the SEC on April 28, 2014 (File No. 333-195547).

4.7.2	Form of Indenture for Subordinated Debt Securities (open ended). Incorporated by reference to RAIT’s Registration Statement on Form S-3 as filed with the SEC on April 28, 2014 (File No. 333-195547).

4.8	Form of Unit Agreement and Unit (to be filed by amendment or pursuant to a report incorporated by reference into this registration statement).

4.9	Form of Warrant Agreement and Warrant (to be filed by amendment or pursuant to a report incorporated by reference into this registration statement).

5.1	Opinion of Duane Morris LLP.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1).*

24.1	Power of Attorney.*

99.1	Material U.S. Federal Income Tax Considerations. Incorporated by reference to Exhibit 99.1 to RAIT’s Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 1-14760).

*	Filed herewith.